Exhibit 99.1

For Immediate Release

Crumbs Bake Shop, Inc. Sells $7 Million in Aggregate Principal Amount of Notes

New York, New York. May 13, 2013 – Crumbs Bake Shop, Inc. (“Crumbs”) (NASDAQ: CRMB), the largest cupcake specialty store chain in the U.S., today announced that it has closed on the sale of $7 Million in aggregate principal amount of its senior unsecured convertible promissory notes (the “Notes”) pursuant to the terms of a Securities Purchase Agreement with Michael Serruya (the “Purchase Agreement”) relating to the sale of up to $10.0 million in aggregate principal amount of its Notes to accredited investors.

Company Closing on Sale of $7 Million in Aggregate Principal Amount of its Notes

On May 10, 2013, the Company closed on the sale of $7.0 Million in aggregate principal amount of its Notes issued to each of Front Street Tactical Equity Class; Front Street Canadian Hedge Fund; Front Street Global Opportunities Class; Front Street Growth and Income Class; IA Clarington Global Income Fund; Redwood Income Strategies Class; Aston Hill Growth and Income Fund; Aston Hill Capital Growth Fund; Aston Hill Opportunities Fund; Kitchener Investment Corp.; and York Plains Investment Corp. Mr. Serruya assigned his purchase rights under the Purchase Agreement to these Canadian funds and corporations pursuant to an Accession Agreement, dated May 10, 2013, by and among the Company, Mr. Serruya and the investors.

After paying a $200,000 corporate finance fee and reimbursing the investors for $87,500 in legal fees and expenses, the Company received $6,712,500 in proceeds. From this amount, the Company is obligated to pay a fee to its placement agent in connection with the transactions contemplated by the Purchase Agreement in an amount equal to 7.0% of the gross proceeds raised by the Company, less the corporate finance fee referenced above.

The Purchase Agreement contemplates that, subject to various closing conditions contained in the Purchase Agreement, Mr. Serruya and/or his buyer assignees will purchase an additional $3.0 million in aggregate principal amount of Notes in a second closing to occur on or before June 9, 2013.

About Crumbs Bake Shop, Inc.

The first Crumbs bake shop opened in March 2003 on the Upper West Side of Manhattan and is well known for its innovative and oversized gourmet cupcakes. The Company currently has 70 locations in 12 states and the District of Columbia.

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Forward Looking Statements

Some of the statements in this press release constitute forward-looking statements within the meaning of the federal securities laws. Words such as “anticipate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “aim,” “will” and words and terms of similar substance and any financial projections used in connection with any discussion of future plans, strategies, objectives, actions, or events identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. These statements are based on the beliefs of our management as well as assumptions made by and information currently available to us and reflect our current views concerning future events. As such, they are subject to risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among many others: the risk that the pending sale of Notes may not be consummated because the conditions to such closing cannot be satisfied; the risk that the businesses of Crumbs Bake Shop, Inc. and Crumbs Holdings LLC and its wholly-owned subsidiaries will not be integrated successfully; the risk that any projections, including earnings, revenues, expenses, synergies, margins or any other financial items that form the basis for management’s plans and assumptions are not realized; the risk of disruption from being a public company, making it more difficult to maintain relationships with customers, employees or suppliers; a reduction in industry profit margin; the inability to continue the development of the Crumbs brand; the timing of and ability to achieve profitability of new stores; the inability to manage or fund rapid growth; requirements or changes affecting the business in which Crumbs Bake Shop, Inc. and Crumbs Holdings LLC and its wholly-owned subsidiaries are engaged; our ability to successfully implement new strategies; operating hazards; and competition and the loss of key personnel; changing interpretations of generally accepted accounting principles; continued compliance with government regulations; changing legislation and regulatory environments; the ability to meet the NASDAQ Stock Market’s continued listing standards; a lower return on investment; and the general volatility of the market prices of our securities and general economic conditions. These and other risks are discussed in detail in the periodic reports that Crumbs Bake Shop, Inc. files with the Securities and Exchange Commission (the “SEC”), including in the “Risk Factors” section of its Annual Report on Form 10-K for the year ended December 31, 2012, and investors are urged to review those periodic reports and its other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, before making an investment decision. Crumbs Bake Shop, Inc.’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC. We assume no obligation to update these forward-looking statements except as required by law.

Investor Relations Contact:

Tom Ryan/Raphael Gross of ICR

IR@crumbs.com / 646-478-9917

Media Relations Contact:

Quinn Solomon of Crumbs

qsolomon@crumbs.com / 212-221-7105